Exhibit 99.l

Union Financial Bancshares, Inc. Reports 25% Increase in Fourth Quarter
                 Earnings and Record Results for 2005

    UNION, S.C.--(BUSINESS WIRE)--Jan. 17, 2006--Union Financial Bancshares, Inc. (NASDAQ:UFBS) today reported earnings of $740,000 for the three months ended December 31, 2005 compared to earnings of $592,000 for the fourth quarter of 2004, a 25.0% increase. Earnings per share were $0.38 per share (diluted) for the fourth quarter of 2005, versus $0.29 per share (diluted) for the fourth quarter of 2004. The Company reported record net income of $2.5 million or $1.26 per share (diluted), for the year ended December 31, 2005, a 14% increase over net income of $2.2 million, or $1.05 per share (diluted), for 2004.
    Net interest income before the loan loss provision for the fourth quarter increased $153,000, or 6.0%, to $2.7 million compared to $2.5 million for the same period in the previous year. The increase was due primarily to higher average loan balances over the previous year along with an increase in yield on loans that resulted from a higher concentration of commercial loans. The increase in interest income was partially offset by higher deposit costs as a result of rising rates and increased borrowings. The provision for loan losses for the fourth quarter totaled $100,000 compared to $475,000 for the same period in the previous year. The decrease in provision for loan losses as compared to the previous year was due to a $1.1 million reduction in classified loans to $3.4 million compared to $4.5 million for the same period in the previous year, offset by a 12.6% increase in net loans over the previous year, and a higher concentration of commercial loans in the portfolio, which carry a higher risk of default.
    Non-interest income for the fourth quarter decreased $80,000, or 11.7%, to $601,000 compared to $681,000 for the same period in the previous year. The decrease was due to lower fees generated from third party investment brokerage and financing receivables program due to a reduction in product volumes, offset by higher fees for financial services that resulted from an increase in transaction accounts. The Company also recorded a loss on the sale of investments of $54,000 that resulted from a restructuring of the investment portfolio to reduce exposure to government equity securities. Non-interest expense for the fourth quarter increased $210,000, or 10.7%, to $2.2 million compared to $2.0 million for the same period in the previous year. The increase was due primarily to higher employee benefits and advertising costs.
    At December 31, 2005, assets totaled $370.8 million, a 5.5% increase from $351.6 million at December 31, 2004. Net loans receivable increased $21.5 million, or 12.6%, during the period to $192.6 million at December 31, 2005, compared to $171.1 million at December 31, 2004. The net growth in loans was driven by a 25% increase in the consumer/commercial loan sector as the Company continues to focus on this lending segment with specialized loan officers and products. Growth in lower cost transaction accounts resulted in deposits increasing 5.3% to $239.6 million at December 31, 2005 compared to $227.6 million at December 31, 2004. Cash on hand and the increase in deposits along with an increase in borrowings of $8.2 million funded the increase in loans.
    Commenting on the earning results, Dwight V. Neese, President and Chief Executive Officer, stated: "We are extremely pleased with our 2005 year-end results. Not only did our twelve month results show an earnings increase of 14% over the previous fiscal year, our earnings per share also rose 20%. We saw growth in loans and deposits for the year, with solid increases across the board in both our consumer and business lines. We look forward to focusing on our operations over the coming quarters and building long-term value for our shareholders."
    In other news, the Company has announced plans to open two more banking centers in Rock Hill at Manchester Village and Westminster Towers and to expand into Greenville County with the acquisition of an existing banking center in Simpsonville. All locations have received regulatory approval and are anticipated to open during the first half of 2006.
    The Company also declared a quarterly cash dividend of $0.10 per share payable on February 15, 2006 to shareholders of record on January 31, 2006. Union Financial Bancshares has a dividend reinvestment plan and information about the plan can be obtained from Registrar and Transfer Company at 800-368-5948.
    Union Financial Bancshares is the holding company for Provident Community Bank, N.A., which operates seven banking locations in the upstate of South Carolina. At December 31, 2005, Union Financial had $371 million in total assets and total stockholders' equity of $25.3 million. Please visit our website at www.providentonline.com or contact Wanda J. Wells, SVP/Shareholder Relations Officer at wwells@providentonline.com or Richard H. Flake, EVP/CFO at rflake@providentonline.com.
    Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Corporation's actual results, see the Corporation's Quarterly Reports on Form 10-Q for the quarters ended September 30, 2005, June 30, 2005 and March 31, 2005 and the Corporation's Annual Report in Form 10-K for the year ended December 31, 2004.


                 Union Financial Bancshares, Inc.
           Fourth Quarter - Year Ended December 31, 2005
-------------------------------------------------------------------

                       Financial Highlights
                ($ in thousands, except share data)

                               At        At
                           December  December
                               31,       31,
 Balance Sheet                2005      2004   $Change     % Change
--------------             ----------------------------------------

   Total assets             $370,795  $351,598 $19,197        5.46%
   Cash and interest-
    earning deposits           8,380    13,197  (4,817)     -36.50%
   Investments & mortgage-
    backed securities        146,283   143,494   2,789        1.94%
   Loans receivable (net)    192,577   171,094  21,483       12.56%
   Goodwill & intangible
    assets                     3,576     4,212    (636)     -15.10%
   Deposits                  239,603   227,589  12,014        5.28%
   Advances & other
    borrowings                95,715    87,500   8,215        9.39%
   Stockholders' equity       25,333    26,019    (686)      -2.64%
   Outstanding shares      1,905,897 1,957,989 (52,092)      -2.66%
   Book value per share       $13.29    $13.29   $0.00        0.02%


                            Three Months Ended Twelve Months Ended
                               December 31,        December 31,
                           ----------------------------------------
Income Statement              2005      2004     2005       2004
----------------           ----------------------------------------

   Net interest income       $2,714    $2,561  $10,243     $9,706
   Provision for loan
    losses                      100       475      869      1,250
                           ----------------------------------------
   Net interest income
    after loan loss
    provision                 2,614     2,086    9,374      8,456
   Noninterest income           601       681    2,543      2,561
   Noninterest expense        2,174     1,964    8,537      8,140
   Income tax                   301       211      914        721
                           ----------------------------------------
   Net income                  $740      $592   $2,466     $2,156
                           ========================================
   Earnings per share:
    basic                     $0.39     $0.30    $1.29      $1.10
                           ========================================
   Earnings per share:
    diluted                   $0.38     $0.29    $1.26      $1.05
                           ========================================


                                                  Twelve Months Ended
                                                      December 31,
                                                  -------------------
        Key Financial Ratios                         2005      2004
        --------------------                       ------------------

        Return on average assets                     0.68%     0.61%
        Return on average stockholders' equity       9.68%     8.40%
        Operating expense to average assets          2.17%     2.14%
        Capital to average assets                    9.17%     9.64%


    CONTACT: Union Financial Bancshares, Inc.
             Wanda J. Wells, 864-429-1861
             wwells@providentonline.com
             or
             Richard H. Flake
             rflake@providentonline.com